Exhibit 16.01

March 29, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the three paragraphs of Item 9 — “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” included in this Form 10-K of Xcel Energy Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

C: Mr. Edward J. McIntyre, Vice President and Chief Financial Officer, Xcel Energy Inc.